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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Strategic Distribution, Inc.:



We consent to incorporation by reference in the registration statements (No. 33-57578 and No. 333-01715) on Forms S-8 of Strategic Distribution, Inc. of our report dated March 18, 1996 relating to the consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Strategic Distribution, Inc.



                                                 KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 26, 1996